Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results

for the Fourth Quarter of 2010 and the Full Year of 2010

Burr Ridge, Illinois—(March 9, 2011) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) reported a net loss of $5.5 million and basic loss per share of $0.28 for the three months ended December 31, 2010, compared to a net loss of $1.6 million and basic loss share of $0.08 for the three months ended December 31, 2009.

BankFinancial’s operating results for the fourth quarter of 2010 included an $8.1 million provision for loan losses and $4.7 million recorded in nonperforming asset expense and operations of other real estate owned (“OREO”) due to fourth quarter 2010 OREO expense accruals, OREO property write-downs to net realizable value, and final resolution of certain classified loans and assets. 2009 fourth quarter results included $4.2 million of provision for loan losses, partially offset by a $1.3 million gain recognized on the sale of our merchant processing operations.

For the year ended December 31, 2010, BankFinancial recorded a net loss of $4.3 million and basic loss per share of $0.22, compared to a net loss of $738,000 for 2009. The net loss in 2010 was due in substantial part to our recording a $12.1 million provision for loan losses, $7.3 million for nonperforming asset management expense and operations of OREO combined with a $1.8 million decrease in net interest income. The net loss in 2009 was due to the recording of an $8.8 million provision for loan losses, a $2.1 million increase in FDIC expense and $1.4 million in combined pre-tax losses that we recorded in connection with the impairment and subsequent sale of our Freddie Mac preferred stocks. The impact of these items was partially offset by a $1.3 million gain that we recognized on the sale of our merchant processing operations in 2009.

At December 31, 2010, BankFinancial had total assets of $1.531 billion, total loans of $1.051 billion, total deposits of $1.235 billion and stockholders’ equity of $253 million. Its wholly-owned subsidiary, BankFinancial, F.S.B., is considered well capitalized under applicable banking laws and regulations, with a total capital to risk-weighted assets ratio of 18.38%, a Tier 1 capital to risk-weighted assets ratio of 17.20%, and a Tier 1 capital to adjusted total assets ratio of 12.48% at December 31, 2010. The minimum capital requirements that must be met to be considered well capitalized are a total capital to risk weighted assets ratio of at least 10%, a Tier 1 capital to risk weighted assets ratio of at least 6%, and a Tier 1 capital to adjusted total assets ratio of at least 5%.

BankFinancial filed its Annual Report on Form 10-K for the year ended December 31, 2010 and a Quarterly Financial and Statistical Supplement on Form 8-K with the SEC today. Both reports will be available on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial’s management will review fourth quarter and full year 2010 results in a conference call and webcast for stockholders and analysts on Friday, March 11, 2011 at 9:30 a.m. Chicago Time. The conference call may be accessed by calling (866) 783-2145 and using participant passcode 24315181. The conference call will be simultaneously webcast at www.bankfinancial.com, on the Stockholder Information page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. Chicago Time on March 25, 2011 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s website.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234